Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE SECOND

QUARTER ENDED DECEMBER 31, 2009

WATERTOWN, MA – February 11, 2010 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA, FF: PV3), a drug delivery company with two of the only three ophthalmic sustained release delivery products approved by the FDA for treatment of back-of-the-eye diseases, today announced financial results for its second quarter and six months ended December 31, 2009.

The Company reported a consolidated net loss of $24,000, or $0.00 per share for the quarter ended December 31, 2009, compared to a consolidated net loss of $870,000, or $0.05 per share, for the quarter ended December 31, 2008.

Revenues totaled $3.4 million for the three months ended December 31, 2009 compared to revenues of $2.9 million for the three months ended December 31, 2008. Cash and cash equivalents totaled approximately $5.1 million at December 31, 2009, a decrease of $834,000 compared to approximately $6.0 million at September 30, 2009. Approximately $1.3 million of cash used in operations during the three months ended December 31, 2009 was partially offset by $484,000 of proceeds from the exercise of investor warrants.

For the six months ended December 31, 2009, the Company reported a consolidated net loss of $1.6 million, or $0.09 per share, compared to a consolidated net loss of $1.3 million, or $0.07 per share, for the six months ended December 31, 2008. Revenues for the six months ended December 31, 2009 were $6.8 million compared to revenues of $5.8 million for the six months ended December 31, 2008.

Revenues for the three and six month periods ended December 31, 2009 and 2008 were predominantly related to the Company’s collaboration agreement with Alimera Sciences, Inc. (Alimera).

“We are very encouraged by the recently released top-line 24 month safety and efficacy data from the ongoing Phase III Iluvien® trials for the treatment of diabetic macular edema (DME),” said Dr. Paul Ashton, President and CEO of pSivida.

The Phase III trials are being conducted and funded by the Company’s collaborative partner Alimera. On the basis of these data, Alimera has announced plans to file an NDA with the FDA in the second calendar quarter of 2010 and to request Priority Review. If approved, this would be the first ophthalmic drug therapy for DME, a potentially blinding eye disease that affects more than one million people in the United States alone. Receiving Priority Review status could result in a decision from the FDA by as early as the end of 2010 and, if positive, Alimera anticipates first sales of Iluvien could be as early as the first calendar quarter of 2011. Alimera is also conducting investigator-sponsored studies designed to assess the safety and efficacy of Iluvien in wet and dry age-related macular degeneration and retinal vein occlusion.

“Commencing April 2010, the annual interest rate on our $15 million conditional note from Alimera increases to 20% and monthly principal payments of $500,000 are scheduled to begin,” said Dr. Ashton. “The occurrence of certain Alimera liquidity events, such as an acquisition or IPO generating over $75m in gross proceeds, would accelerate payment of the note. In addition, FDA approval of Iluvien would trigger a $25 million milestone from Alimera and, once commercialized, pSivida would be entitled to receive 20% of any Iluvien profits,” explained Dr. Ashton.

“Beyond the Iluvien trials, we are advancing the development of non-Iluvien product candidates through our ongoing collaboration agreement with Pfizer, Inc. and through the application our BioSilicon technology. We are excited by the opportunities in our product pipeline,” concluded Dr. Ashton.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, February 11, 2010, at 4:30 pm ET. The conference call may be accessed by dialing (888) 713-4216 from the U.S. and Canada, or (617) 213-4868 from international locations, passcode 37868592. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through February 18, 2010. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 85189986.

About pSivida Corp.

pSivida is a world leader in the development of tiny, sustained release, drug delivery products that are administered by implantation, injection or insertion. pSivida’s lead development product delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME). This product candidate, formerly known as Medidur™ FA for DME, is licensed to Alimera, which is conducting fully-recruited Phase III clinical trials and intends to commercialize the product under the name Iluvien®. pSivida also has two products approved by the Food and Drug Administration (FDA): Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (CMV) retinitis. pSivida has licensed both of these products and the technologies underlying them to Bausch & Lomb Incorporated. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. under which Pfizer may develop additional ophthalmic products.

pSivida owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™, which has potential therapeutic applications. The most advanced BioSilicon product candidate, BrachySil™, delivers a therapeutic P32, a radioactive form of phosphorus used to treat cancer, directly to solid tumors. pSivida conducted an initial safety clinical trial of BrachySil for the treatment of pancreatic cancer and in October 2009 completed a follow-on dose-ranging clinical trial.

pSivida’s intellectual property portfolio consists of 62 patent families, over 100 granted patents, including patents accepted for issuance, and over 200 patent applications. pSivida conducts its operations from Boston in the United States and Malvern in the United Kingdom.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: inability to commercialize Iluvien or significant delays in the commercialization of Iluvien; inability to obtain regulatory approvals of Iluvien; failure to achieve an appropriate relationship between the benefits of Iluvien’s efficacy and the risks of its side effect profile; regulatory agency imposition of limitations on the uses for which Iluvien may be marketed, subsequent withdrawal of approval or other actions adverse to our business; failure of Iluvien to be granted Priority Review or to receive approval within the six month Priority Review/approval cycle; continued losses and lack of profitability; inability to derive revenue from Retisert; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; inability to raise capital; termination of license agreements; inability to obtain regulatory approvals for products; inability to obtain partners to develop and market products; competition; insufficient third-party reimbursement for products; inability to protect intellectual property or infringement of others’ intellectual property; failure to retain key personnel; consolidation in the pharmaceutical and biotechnology industries; failure to comply with laws and regulations; manufacturing problems; risks and costs of international business operations; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options; possible influence by Pfizer; payment of registration penalties; nonpayment of dividends; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 8 9227 8327 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Collaborative research and development	$3,406	$2,915	$6,752	$5,680
Royalty income	27	55	64	96

Total revenues	3,433	2,970	6,816	5,776

Operating expenses:
Research and development	1,728	2,057	3,528	4,285
General and administrative	1,818	2,334	3,508	5,291

Total operating expenses	3,546	4,391	7,036	9,576

Loss from operations	(113)	(1,421)	(220)	(3,800)

Other income (expense):
Change in fair value of derivatives	83	226	(1,436)	1,556
Interest income	—	55	2	133
Other income, net	(4)	(4)	5	11

Total other income (expense)	79	277	(1,429)	1,700

Loss before income taxes	(34)	(1,144)	(1,649)	(2,100)
Income tax benefit	10	274	34	759

Net loss	$(24)	$(870)	$(1,615)	$(1,341)

Basic and diluted net loss per share:	$—	$(0.05)	$(0.09)	$(0.07)

Weighted average common shares outstanding:
Basic and diluted	18,317	18,262	18,305	18,262

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2009	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$5,129	$6,899
Other current assets	931	1,228

Total current assets	6,060	8,127
Intangible assets, net	26,438	28,802
Other assets	132	175

Total assets	$32,630	$37,104

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,483	$1,836
Deferred revenue	121	5,912
Derivative liabilities	2,407	971

Total current liabilities	4,011	8,719
Deferred revenue	5,920	4,622
Deferred tax liabilities	222	222

Total liabilities	10,153	13,563

Stockholders’ equity:
Capital	249,715	248,518
Accumulated deficit	(228,663)	(227,048)
Accumulated other comprehensive income	1,425	2,071

Total stockholders’ equity	22,477	23,541

Total liabilities and stockholders’ equity	$32,630	$37,104